                                                                    EXHIBIT 99.1

                       AMERICAN REAL ESTATE PARTNERS, L.P.


               CHARTER OF THE AUDIT COMMITTEE OF THE GENERAL PARTNER



           A.    General Statement

      The Audit Committee of the Board of Directors (the "Board") of American Property Investors, Inc., the general partner (the "General Partner") of American Real Estate Partners, L.P. (the "Partnership"), will be governed by, and act in compliance with, the provisions of the Amended and Restated Agreement of Limited Partnership, as amended from time to time, of the Partnership (the "Partnership Agreement"), and the provisions of the rules of the New York Stock Exchange (the "NYSE") and the Securities and Exchange Commission (the "SEC") applicable to the Audit Committee of the Board of the Partnership, and its oversight responsibilities include those set forth herein.

           B.    Composition, Qualification and Organization of the Audit
                 Committee

      The Audit Committee shall be comprised of such number of members (the "Members") as determined periodically by the Board (which number shall be three (3) or more as of and following June 14, 2001), who are directors of the General Partner and who (i) in accordance with the Partnership Agreement are not affiliated with the General Partner or its affiliates so as to not interfere with the Member's ability to maintain and exercise independent judgment, and (ii) have no relationship to the Partnership that may interfere with the exercise of their independence from management and the Partnership. The Members shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become so within a reasonable period of time, and following June 14, 2001, at least one Member shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgment. The Members shall be elected and serve annually or until their successors shall be duly elected and qualified. Each member of Audit Committee shall obtain and maintain any license and other approval required by any state or local government authority in respect of the Partnership. The Audit Committee may retain, at the Partnership's expense, special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties as provided for under the Partnership Agreement.

           C.    Meetings

      The Audit Committee shall meet quarterly and additionally as is deemed necessary by its members or the Board to address any circumstances or concerns that may arise. The Audit Committee shall meet at least annually with the independent auditors and the financial management of the Partnership in independent, executive sessions and shall, at least annually, report the substance of such meetings to the Board.

           D.    Coordination with Independent Auditors

      The independent auditors for the Partnership are ultimately accountable to the Board and the Audit Committee. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors for the Partnership.

      The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Partnership. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any services rendered, directly or indirectly, to the Partnership, its officers and majority unitholder that may impact on the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action in response to the independent auditors' report to satisfy itself of such auditors' independence.

            E.   Responsibilities and Duties

      The oversight functions of the Audit Committee shall include:

      Audit Controls and Financial Reports.

            1. in consultation with management and the independent auditors, consider the integrity of the Partnership's financial reporting processes and controls; discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review of significant findings prepared by the independent auditors together with management's response;

            2. the review with financial management and the independent auditors of the Partnership's annual financial statements and any financial reports or other financial information submitted to any governmental body or the public by either the Partnership or its independent auditors and the review of the Forms 10-Q and 10-K prepared by the financial management and the independent auditors of the Partnership prior to their filing and release; discuss any significant changes to the Partnership's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 6; one member of the Audit Committee may represent the Audit Committee with respect to the review of quarterly data and at least two members of the Audit Committee shall review the Partnership's Form 10-K prior to submission;

            3. the review of any significant disagreement among management of the General Partner and the independent auditors in connection with the preparation of the financial reports of the Partnership and prior to releasing the year-end earnings, discuss with the independent auditors matters required to be communicated to audit committees in accordance with AICPA SAS 61;

            4. on at least an annual basis, the review of the engagement and performance of the independent auditors; review of the independent auditor's audit plan, discussing the scope of engagement, staffing, personnel succession, locations, reliance upon management, and internal audit and general audit approach; the recommendation to the Board of the selection, continued use of, or the discharge of the independent auditors; and the review of the fees and other compensation to be paid by the Partnership to the independent auditors;

      Partnership Agreement Functions.

            5. the review of the allocation of overhead expenses in connection with the reimbursement of the expenses of the General Partner pursuant to Section 7.01 of the Partnership Agreement;

            6. the review of any resolutions of conflicts of interest made by the General Partner pursuant to Section 6.13(b) of the Partnership Agreement;

            7. the review of certain other determinations of the General Partner made pursuant to the Partnership Agreement as described therein;

      Legal and Other Matters.

            On at least an annual basis, the review of, in conjunction with the
                 Partnership's counsel, any legal matter that would have a significant effect on the Partnership's financial statements, the Partnership's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies;

            when appropriate or when requested by any member of the Board, the submission of minutes of its meetings and its recommendations to the Board at the Board's meetings for review, approval and action, where and when necessary, and the submission, as and when required by the NYSE or the SEC, of reports of the Audit Committee's functions;

            the confirmation that the annual written affirmation contemplated in
                 Rule 303.02 of the NYSE Listed Company Manual is properly submitted;

            8. at least annually, the review and reassessment of the adequacy of the Charter; and the submission of the Charter to the Board for approval and the publication of the Charter if and as required in accordance with NYSE and SEC regulations;

            9. the preparation of an annual report to unitholders if and as required by NYSE or SEC regulations, for inclusion in the Partnership's Form 10-K; and

           10. the review of such other matters as the Audit Committee, in its discretion and with the advice of its advisers, believes are within the scope of the responsibilities imposed on the Committee by the SEC, the NYSE, the Partnership Agreement or any statute, regulation or judicial decision.